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                                                                   EXHIBIT 4.1

STATE OF NEBRASKA     )
                      ) ss.
COUNTY OF DOUGLAS     )

        WHEREAS, Peter Kiewit Sons', Inc., a Delaware corporation with its principal office in Omaha, Nebraska (the "Company"), on May 17, 1982, executed a Trust Indenture entitled the "KIEWIT ROYALTY TRUST INDENTURE";

        WHEREAS, the Omaha National Bank of Omaha, Nebraska, named as Trustee by such Trust Indenture executed by the Company an May 17, 1982, executed such Trust Indenture and thereby accepted the Trust and agreed on May 17, 1982 to act as Trustee and to accept the Conveyances (hereinafter defined);

        WHEREAS, in Section 10.01 of ARTICLE X of such Trust Indenture, the Company reserved the power to alter, amend or modify the Trust in any manner, in its sole discretion, on or before June 25, 1982, by executing an amendment document and delivering it to the Trustee in the manner provided in such Trust Indenture; and

        WHEREAS, on June 9, 1982, the Company and Omaha National Bank executed an amended Trust Indenture pursuant to such power; and

        WHEREAS, the Company desires to again exercise such power and, for ease of reference, to restate the Trust Indenture in its entirety;

        NOW THEREFORE, this 23rd day of June, 1982, the Company does hereby amend the KIEWIT ROYALTY TRUST INDENTURE to read in its entirety as follows:


                        KIEWIT ROYALTY TRUST INDENTURE

        This Kiewit Royalty Trust Indenture is entered into as of the 17th day of May, 1982, by and between Peter Kiewit Sons', Inc., a Delaware corporation with its principal office in Omaha, Nebraska (the "Company"), as Trustor, and the Omaha National Bank, a banking institution organized under the laws of the United States with its principal place of business at 17th and Farnam Streets, Omaha, Nebraska (the "Bank"), as Trustee.

        WHEREAS, the Company and its subsidiaries presently own certain valuable royalty and overriding royalty interests in properties which contain coal reserves; and

        WHEREAS, the Company has decided that it would be in the best interest of its shareholders to distribute to them certain of such royalty and overriding royalty interests; and

        WHEREAS, since it would be impractical to distribute undivided interests in each such royalty and overriding royalty interest to each shareholder, the Company desires to convey such royalty and overriding royalty interests to the Bank to be held in trust as more particularly provided herein, and the Bank has agreed to accept such conveyances on such terms.



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       NOW THEREFORE, the Bank accepts the sum of One Hundred Dollars ($100), the receipt of which is acknowledged, and agrees to accept the Conveyances (hereinafter defined) and the assets described therein for the purposes and subject to the terms and conditions hereafter provided.

                                  ARTICLE I.
                                 DEFINITIONS

        As used herein, the following terms have the meanings indicated:

        1.01 "Business Day" means any day which is not a Saturday, Sunday or other day on which national banking institutions in the City of Omaha, Nebraska are closed as authorized or required by law.

        1.02. "Beneficial Interest" means the equitable interest in the Trust Estate, including without limitation the proceeds from conversion of the Royalties to cash, and the right to cash resulting from such conversion of the Royalties.

        1.03. "Certificate" means a certificate issued by the Trustee pursuant to Article IV evidencing the ownership of one or more Units.

        1.04. "Certificate Holder" means the owner of a Certificate as reflected on the books of the Trustee pursuant to Article IV.

        1.05. "Code" means the Internal Revenue Code of 1954, as it is from time to time amended.

        1.06. "Conveyances" means the conveyances described in Schedule 1 hereto.

        1.07. "Entity" means a corporation, partnership, trust, estate or other organization.

        1.08. "Indenture" means this instrument, as originally executed, or, if amended or supplemented, as so amended or supplemented.

        1.09. "Issue" means descendants in any degree of the ancestor designated.

        1.10. "Monthly Distribution Amount" for each calendar month means the excess, if any, of (a) the cash received during such month which is attributable to the Royalties, plus any decrease in any cash reserve theretofore established by the Trustee for the payment of liabilities of the Trust, plus any other cash receipts of the Trust during such month other than interest earned on the Monthly Distribution Amount for any other month which is earned before the Payment Date for the fiscal quarter which includes that other month over (b) the liabilities of the Trust paid during such month plus the amount of any cash reserve established or increased by the Trustee for the payment of any future or contingent liabilities of the Trust.

        1.11. "Monthly Record Date" for each month means the close of business on the last Business Day of such month.



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        1.12.  "Payment Date" means the day following the end of a fiscal quarter on which the Trustee makes distributions to Certificate Holders pursuant to Section 5.02 of this Indenture.

        1.13.  "Person" means an individual or Entity.

        1.14. "Royalties" means the royalty and overriding royalty interests conveyed to the Trustee pursuant to the Conveyances.

        1.15. "Transferee" as to any Certificate Holder or former Certificate Holder means any Person succeeding to the interest of such Certificate Holder or former Certificate Holder in one or more Units of the Trust, whether as purchaser, donee, legatee or otherwise.

        1.16. "Trust" means the trust created by and administered under the terms of this Indenture.

        1.17. "Trust Estate" means the assets held by the Trustee under this Indenture, and shall include both income and principal.

        1.18. "Trustee" means the Entity serving as Trustee under this instrument, during the period it is so serving in such capacity, and shall include its corporate successor, and assignee by merger, consolidation, purchase or otherwise.

        1.19. "Unit" means an undivided fractional interest in the Beneficial Interest.



                                 ARTICLE II.
                        NAME AND PURPOSE OF THE TRUST

        2.01. NAME. The Trust shall be known as the Kiewit Royalty Trust, and the Trustee may transact its affairs in that name.

        2.02.  PURPOSES. The purposes of the Trust are:

               (a) to convert the Royalties to cash either (1) by retaining them and collecting the proceeds of production until production has ceased or the Royalties have otherwise terminated, or
        (2) by selling the Royalties in accordance with the terms of this Indenture; and

               (b) to distribute such cash, including interest income earned thereon, net of amounts for payment of liabilities of the Trust, to the Certificate Holders pro rata.

        It is the intention of the Company and the Trustee to create, for the benefit of the Certificate Holders, a grantor trust of which such Certificate Holders are the grantors for Federal income tax purposes. As set forth above and amplified herein, the Trust is intended to be a passive entity limited to the receipt of revenues attributable to the Royalties and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to the Certificate Holders. It is neither the intention nor the purpose of the parties hereto to create, and



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nothing in this Indenture shall be construed as creating, a partnership, joint venture, joint stock company or business association, between or among Certificate Holders hereunder, present or future, or among or between the Certificate Holders, or any of them, and the Trustee.


                                  ARTICLE III.
                         ADMINISTRATION OF THE TRUST

        3.01. MANAGEMENT OF ROYALTIES. Subject to the limitations set forth in this Indenture, the Trustee is authorized to take such action as in its judgment is necessary or advisable best to achieve the purposes of the Trust, provided, however, that the Trustee may not sell all or any part of any of the Royalties except as provided in Sections 3.02 and 9.03. The Trustee is expressly authorized to retain any of the Royalties in the form in which such property was transferred to the Trustee, without regard to any requirement to diversify investments or other requirements.

        3.02. LIMITED POWER TO SELL ROYALTIES. If approved by the Certificate Holders present or represented at a meeting held in accordance with the requirements of Article VIII, the Trustee may sell at any time and from time to time all or any part of any of the Royalties for cash in such a manner as it deems in the best interest of the Certificate Holders, but it may not sell all or any part of the Royalties for any consideration other than cash. This
Section 3.02 shall not be construed to require approval of the Certificate Holders for any sale of all or any part of the Royalties pursuant to Section 9.03.

        3.03. NO POWER TO ENGAGE IN BUSINESS OR MAKE INVESTMENTS. The Trustee shall not, in its capacity as Trustee under the Trust, acquire any coal lease, royalty or other mineral interest other than the Royalties, or except as permitted in Section 3.04, acquire any other asset or engage in any business or investment activity of any kind whatsoever.

        3.04. INTEREST ON CASH ON HAND. Cash being held by the Trustee as a reserve for liabilities or for distribution at the next Payment Date shall, to the extent not prohibited by law, be placed in accounts or certificates of the Trustee bank and shall bear interest at a rate which is equal to the greater of: (1) the average rate realized by the Trustee bank on master notes utilized by it during the period the cash is held by said bank, or, (2) the interest rate which the Trustee bank pays in the normal course of business on amounts placed with it, taking into account the amounts involved, the period held and other relevant factors. Any amount which may not by law be so placed shall be placed in accounts or certificates of a bank which is not an affiliate of the Trustee on terms and conditions substantially similar to those described above with respect to the Trustee bank. Any certificates must mature on or before the next succeeding Payment Date and must be held until maturity.

        3.05. POWER TO SETTLE CLAIMS. The Trustee is authorized to prosecute or defend, and to settle by arbitration or otherwise, any claim of or against the Trustee, the Trust, or the Trust Estate, to waive or release rights of any kind and to pay or satisfy any debt, tax or claim upon any evidence by it deemed sufficient.


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        3.06. POWER TO CONTRACT FOR SERVICES. If necessary to the administration of the Trust, the Trustee is empowered to employ geologists, engineers, accountants, attorneys and other professional and expert persons and to make payments of all fees for services or expenses in any manner thus incurred out of the Trust Estate.

        3.07. PAYMENT OF LIABILITIES OF TRUST. The Trustee may and shall use the money received by it in the payment of all liabilities of the Trust, including but without limiting the generality of the foregoing, all expenses, taxes, liabilities incurred of all kinds, compensation to it for its services hereunder, and compensation to such parties as may be consulted as provided for in Section 3.06 hereof.

        3.08. ESTABLISHMENT OF RESERVES. With respect to any liability which is contingent or uncertain in amount or which otherwise is not currently due and payable, the Trustee in its sole discretion may, but is not obligated to, establish a cash reserve for the payment of such liability. The Trustee shall not, however, maintain a reserve for depletion of the mineral assets in the Trust Estate.

        3.09. INCOME AND PRINCIPAL. The Trustee shall be required to keep separate accounts or records for income and principal.

        3.10. TERM OF CONTRACTS. In exercising the rights and powers granted hereunder, the Trustee, unless expressly prohibited elsewhere in this Indenture, is authorized to make the term of any transaction or contract or other instrument extend beyond the term of the Trust.

        3.11. TRANSACTIONS BETWEEN TRUSTS. Trustee shall not be prohibited in any way in exercising its powers from making contracts or having dealings with itself in any other fiduciary capacity.

        3.12. NO BOND REQUIRED. The Trustee shall not be required to furnish any bond or security of any kind.

        3.13. MISCELLANEOUS. Except as otherwise provided in this Indenture, this Indenture and the Trust shall be governed, construed, administered and controlled by and under the laws of the State of Nebraska and the rights, powers, duties and liabilities of the Trustee shall be in accordance with and governed by the terms and provisions of the applicable laws of the State of Nebraska in effect at any applicable time.


                                 ARTICLE IV.
                      BENEFICIAL SHARES AND CERTIFICATES

        4.01. CREATION AND DISTRIBUTION. Initially, the Company shall own the entire Beneficial Interest. However, the Company intends to distribute no later than June 28, 1982, the entire Beneficial Interest on a pro rata basis to its shareholders who are citizens of the United States. Accordingly, on the date of distribution to the shareholders, the entire Beneficial Interest shall be divided into that number of Units which is equal to the number of whole shares of Common Stock of the Company held by U. S. citizens on the record date selected by the



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Company. The ownership of the Units shall be evidenced by Certificates in substantially the form set forth on Schedule 2 hereto, including the legend thereon, containing such changes or alterations of form, but not substance, as the Trustee shall from time to time, in its discretion, deem necessary or desirable. The Trustee shall forthwith issue a Certificate to each such shareholder evidencing the number of Units distributed to him by the Company.

        4.02. RIGHTS OF CERTIFICATE HOLDERS. The Certificate Holders shall own pro rata the Beneficial Interest and shall be entitled to participate pro rata in the rights and benefits of the Certificate Holders under this Indenture. A Transferee takes and holds the same subject to all the terms and provisions of this Indenture, which shall be binding upon and inure to the benefit of the successors, assigns, legatees, heirs and personal representatives of the Certificate Holder. By a transfer of one or more Units represented by a Certificate, the Transferor thereby shall, with respect to such transferred Unit or Units, part with, except as provided in Section 4.04 in the case of a transfer after a Monthly Record Date and prior to the corresponding Payment Date, (i) all his Beneficial Interest attributable thereto; (ii) all his rights in, to and under such Certificate; and (iii) all interests, rights and benefits under this Trust of a Certificate Holder which are attributable to such Unit or Units as against all other Certificate Holders and the Trustee. The Certificates, the Units, and the rights, benefits and interests evidenced by either or both (including without limiting the foregoing, the entire Beneficial Interest) are and shall be held and construed to be in all respects intangible personal property, and the Certificates and Units evidenced thereby shall be bequeathed, assigned, disposed of and distributed as intangible personal property. No Certificate Holder as such shall have any legal title in or to any property interest which is a part of the Trust Estate, including, without limiting the foregoing, the Royalties or any part thereof, but the sole interest of each Certificate Holder shall be his interest in the Beneficial Interest and the obligation of the Trustee to hold, manage and dispose of the Trust Estate and to account for the same as in this Indenture provided. No Certificate Holder shall have the right to call for or demand or secure any partition of the royalties during the continuance of the Trust or during the period of liquidation and winding up under Section 9.03.

        4.03. EXECUTION OF CERTIFICATES. All Certificates shall be signed by a duly authorized officer of the Trustee. Any such signature may be the manual or facsimile signature of such officers and may be affixed, imprinted or otherwise reproduced on the Certificate.

        4.04. REGISTRATION AND TRANSFER OF UNITS. The Units shall be transferable as against the Trustee only on the records of the Trustee upon the surrender of Certificates and compliance with such reasonable regulations as it may prescribe, including regulations designed to ensure compliance with any laws or governmental regulations restricting ownership of interests in federal or state coal leases. Where a Transferor has been the owner of record for a period of less than three years, or in any other circumstance involving a transfer where the Trustee deems it appropriate, the Trustee shall, prior to effecting a transfer involving a purchase of Units, be provided by the Transferor, at the Transferor's expense, with an opinion of counsel satisfactory to the Trustee that the Units will be transferred in compliance with federal and state securities law requirements. No service charge shall be made to the Transferor or Transferee for any transfer of a Unit, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto. Until any such transfer the Trustee may treat the owner of any Certificate as shown by its records as the owner of the Units evidenced thereby and shall not be charged with notice of any claim or demand respecting



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such Certificate or the interest represented thereby by any other party. Any such transfer of a Unit shall, as to the Trustee, transfer to the Transferee as at the close of business on the date of transfer all of the undivided right, title and interest of the Transferor in and to the Beneficial Interest with respect to such Unit, provided that a transfer of a Unit after any Monthly Record Date shall not transfer to the Transferee the right of the Transferor to any sum payable to him as the holder of the Unit on said day. In the event that a Certificate Holder transfers, in accordance with the following, less than all of the Units evidenced by a Certificate, the Trustee shall reissue a Certificate to the Transferor evidencing the number of Units retained by the Transferor and shall issue a new Certificate to each Transferee evidencing the Units transferred to such Transferee. As to matters affecting the title, ownership, warranty or transfer of Certificates, Article 8 of the Uniform Commercial Code and other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Nebraska, shall govern and apply. The death of any Certificate Holder shall not entitle the Transferee to an account or valuation for any purpose, but such Transferee shall succeed to all rights of the deceased Certificate Holder under this Indenture upon proper proof of title, satisfactory to the Trustee.

        4.05. MUTILATED, LOST, STOLEN AND DESTROYED CERTIFICATES. If any Certificate should become lost, stolen, destroyed or mutilated, the Trustee, in its discretion and upon proof satisfactory to the Trustee, together with a surety bond sufficient in the opinion of the Trustee to indemnify the Trustee against all loss or expenses in the premises, and surrender of a mutilated Certificate, may issue a new Certificate to the holder of such lost, stolen, destroyed or mutilated Certificate as shown by the records of the Trustee, upon payment of a reasonable charge of the Trustee and any reasonable expenses incurred by it in connection therewith.

        4.06. PROTECTION OF TRUSTEE. The Trustee shall be protected in acting upon any notice, credential, certificate, assignment or other document or instrument believed by the Trustee to be genuine and to be signed by the proper party or parties. The Trustee is specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code and the application of other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Nebraska, as to all matters affecting title, ownership, warranty or transfer of the Certificates and the Units represented thereby, without any personal liability for such reliance, and the indemnity granted under Section 6.02 shall specifically extend to any matters arising as a result thereof. Notwithstanding the foregoing, the Trustee shall be liable for its own negligence.

        4.07. DETERMINATION OF OWNERSHIP OF CERTIFICATES. In the event of any disagreement between persons claiming to be Transferees of any Certificate Holder, the Trustee shall be entitled at its option to refuse to recognize any such claims so long as such disagreement shall continue. In so refusing, the Trustee may elect to make no delivery or other disposition of the interest represented by the Certificate involved, or any part thereof, or of any sum or sums of money, accrued or accruing thereunder, and, in so doing, the Trustee shall not be or become liable to any Person for the failure or refusal of the Trustee to comply with such conflicting claims, and the Trustee shall be entitled to continue so to refrain and refuse so to act, until

               (a) the rights of the adverse claimants have been adjudicated by a final judgment of a court assuming and having jurisdiction of the parties and the interest and money involved, or



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               (b) all differences have been adjusted by valid agreement
        between said parties and the Trustee shall have been notified thereof in writing signed by all of the interested parties.

                                  ARTICLE V.
          ACCOUNTING, DISTRIBUTIONS, REGISTRATIONS AND OTHER REPORTS

        5.01. FISCAL YEAR AND ACCOUNTING METHOD. The Trustee may adopt any fiscal year it elects, and shall maintain its books in accordance with generally accepted accounting principles.

        5.02. DISTRIBUTIONS. Within ten days after the end of each fiscal quarter, the Trustee shall, for each of the immediately preceding three months, distribute pro rata the Monthly Distribution Amount for each such month, together with interest earned on each such amount to such Payment Date, to the Certificate Holders of record on the Monthly Record Date for each such month.

        5.03. FEDERAL INCOME TAX REPORTING. For federal income tax purposes, the Trustee shall file such returns and statements as in its judgment are required to comply with applicable provisions of the Code and regulations and to permit each Certificate Holder correctly to report his share of the income and deductions of the Trust. The Trustee intends to treat all income and deductions of the Trust for each month as having been realized on the Monthly Record Date for such month unless otherwise advised by counsel or the Internal Revenue Service.

        5.04. GOVERNMENT FILINGS. In addition to the returns and statements to be filed with the Internal Revenue Service pursuant to Section 5.03, above, Trustee shall file any other documents with state or federal governmental agencies which in its judgment are necessary to ensure the continued validity of the Trust and its compliance with requirements of law. Further, the Trustee shall register the Units of the Trust with the Securities Exchange Commission (S.E.C.) pursuant to Section 12(g) of the Securities Exchange Act of 1934. Such filing shall be made as soon as practicable after establishment of the Trust, but in no event should said filing be made later than 120 days after the close of the first fiscal year of the Trust. Additionally, the Trustee shall file periodic reports with the S.E.C. in accordance with applicable S.E.C. rules and regulations.

        5.05. REPORTS TO CERTIFICATE HOLDERS. Within 90 days following the end of each fiscal year, the Trustee shall mail to each Certificate Holder of record on a date to be selected by the Trustee, an annual report containing financial statements audited by a nationally recognized firm of independent public accountants selected by the Trustee. Notwithstanding the foregoing, the Trustee shall furnish to the Certificate Holders such reports, in such manner, as are at any time required by law or applicable regulations.




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                                 ARTICLE VI.
                LIABILITY OF TRUSTEE AND METHOD OF SUCCESSION

        6.01   LIABILITY OF TRUSTEE.

               (a) Except as provided in paragraph (b) below, the Trustee, in carrying out its powers and performing its duties, may act in its discretion and shall be personally or individually liable only for fraud or for acts or omissions in bad faith or gross negligence and shall not be liable for any act or omission of any agent or employee of the Trustee unless the Trustee has acted negligently or in bad faith in the selection and retention of such agent or employee.

               (b) If the Trustee enters into a contract on behalf of the Trust Estate without ensuring that any liability arising out of such contract shall be satisfiable only out of the Trust Estate and shall not in any event, including the exhaustion of the Trust Estate, be satisfiable out of amounts at any time distributed to any Certificate Holder or out of any other assets owned by any Certificate Holder, then Trustee, vis-a-vis the Certificate Holders, shall be fully and exclusively liable for such liability, but shall have the right to be indemnified by and reimbursed from the Trust Estate to the extent provided in Section 6.02.

        6.02. INDEMNIFICATION OF TRUSTEE. The Trustee shall be indemnified by, and receive reimbursement from, the Trust Estate against and from any and all liability, expense, claims, damages, or loss incurred by it as Trustee in the administration of the Trust and the Trust Estate or any part or parts thereof, or in the doing of any act done or performed or omission occurring on account of its being Trustee, except such liability, expense, claims, damages or loss as to which it is liable under Section 6.01(a). Trustee shall have a lien upon the Trust Estate to secure it for such indemnification and reimbursement and for compensation to be paid to Trustee. Except as provided in Section 4.05, neither the Trustee nor any agent or employee of the Trustee shall be entitled to any reimbursement or indemnification from any Certificate Holder for any liability, expense, claims, damages or loss incurred by the Trustee or any such agent or employee, their right of reimbursement and indemnification, if any, being limited solely to the Trust Estate.

        6.03. RESIGNATION OF TRUSTEE. The Trustee may resign, with or without cause, at any time by written notice to each of the then Certificate Holders, given by registered mail addressed to each such holder at his last known post office address as shown by the records of the Trustee at the time such notice is given. Such notice shall specify a date when such resignation shall take effect, which shall be a Business Day not less than ninety (90) days after the date such notice is mailed.

        6.04. REMOVAL OF TRUSTEE. The Trustee may be removed, with or without cause, by the affirmative vote of the Certificate Holders present or represented at a meeting held in accordance with the requirements of Article VIII.


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



        6.05. APPOINTMENT OF SUCCESSOR TRUSTEE. In the event of a vacancy in the position of Trustee or if a Trustee has given notice of its intention to resign, the Certificate Holders present or represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor Trustee. Any Trustee shall be a bank having trust powers and having a capital, surplus and undivided profits of at least $100,000,000. In the event that a vacancy in the position of Trustee continues for sixty (60) days, a successor Trustee may be appointed by any State or Federal District Court holding terms in Omaha, Douglas County, Nebraska, upon the application of any Certificate Holder, and in the event any such application is filed, such court may appoint a temporary Trustee at any time after any such application is filed with it which shall, pending the final appointment of a Trustee, have such powers and duties as the court appointing such temporary Trustee shall provide in its order of appointment, consistent with the provisions of this Indenture.

        Immediately upon the appointment of any successor Trustee other than such a temporary Trustee, all rights, titles, duties, powers and authority of the succeeded Trustee hereunder shall be vested in and undertaken by the successor Trustee which shall be entitled to receive from the Trustee which it succeeds all of the Trust Estate held by it hereunder and all records and files in connection therewith. No successor Trustee shall be obligated to examine or seek alteration of any account of any preceding Trustee, nor shall any successor Trustee be liable personally for failing to do so or for any act or omission of any preceding Trustee. The preceding sentence shall not prevent any successor Trustee or anyone else from taking any action otherwise permissible in connection with any such account.

                                 ARTICLE VII.
                         COMPENSATION OF THE TRUSTEE

        7.01. COMPENSATION OF TRUSTEE. The Trustee shall receive compensation for its services as Trustee hereunder as set forth in Schedule 3 attached hereto. In the event of litigation involving the Trust, audits or inspection of the records of the Trust pertaining to the transactions affecting the Trust or any other unusual or extraordinary services rendered in connection with the administration of the Trust, Trustee shall be entitled to receive reasonable compensation for the services rendered.


                                ARTICLE VIII.
                       MEETINGS OF CERTIFICATE HOLDERS

        8.01. PURPOSE OF MEETINGS. A meeting of the Certificate Holders may be called at any time and from time to time pursuant to the provisions of this Article to transact any matter that the Certificate Holders may be authorized to transact.

        8.02. NOTICE OF MEETINGS. Any such meeting of the Certificate Holders may be called by the Trustee or by Certificate Holders owning not less than fifteen percent (15%) in number of the Units represented by the then outstanding Certificates. All such meetings shall be held at such time and at such place in Omaha, Nebraska, as the notice of any such meeting may designate. Written notice of every meeting of the Certificate Holders signed by the Trustee or the Certificate Holders calling the meeting setting forth the time and place of the meeting and in general terms the matters proposed to be acted upon at such meeting shall be given in person or by mail not more than 60 nor less than 10 days before such meeting is to be held to all of the Certificate Holders of record not more than 60 days before the date of such mailing. If such notice is given to any Certificate Holder by mail, it shall be directed to him at his last address as shown by the records of the Trustee and shall be deemed duly given when so addressed and deposited in the United States mail, postage prepaid. No matter other than that stated in the notice shall be acted upon at any meeting.

        8.03. METHOD OF VOTING. At any such meeting the presence in person or by proxy of Certificate Holders holding a majority of the Units shall constitute a quorum, and any matter shall be deemed to have been approved by the Certificate Holders if it is approved by the vote of a majority in interest of such Certificate Holders constituting a quorum, although less than a majority of all of the Units. Provided, however, that the affirmative vote by the Certificate Holders of at least 50% of all the Units outstanding shall be required to:

               (a) approve or authorize any sale of all or any part of the Trust Estate; or

               (b)    terminate the Trust pursuant to Section 9.02(b); or

               (c)    approve any amendment to or affecting this Section 8.03.

Each Certificate Holder shall be entitled to one vote for each Unit owned by him, and any Certificate Holder may vote in person or by duly executed written proxy.

        8.04. CONDUCT OF MEETINGS. The Trustee may make such reasonable regulations as it may deem advisable for any meeting of the Certificate Holders, for the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, Certificates and other evidence of the right to vote, the preparation and use at the meeting of a list authenticated by or on behalf of the Trustee of the Certificate Holders entitled to vote at the meeting and such other matters concerning the conduct of the meeting as it shall deem advisable.


                                 ARTICLE IX.
                DURATION, REVOCATION AND TERMINATION OF TRUST

        9.01. REVOCATION. The Trust may be revoked in whole or in part by the Company, in its sole discretion, on or before June 23, 1982, by written notice served upon the Trustee in the manner provided in Section 11.06. If not revoked in accordance with the preceding sentence, the Trust, as it may have been amended pursuant to Section 10.01, shall be irrevocable on and after June 24, 1982, subject to the termination provisions of Section 9.02 and to the amendment provisions in Section 10.03.

        9.02. TERMINATION. If not revoked in its entirety prior to June 24, 1982, in accordance with Section 9.01, the Trust shall terminate upon the first to occur of the following events or times:


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



               (a) at such time as its net revenues for each of three successive years are less than $1,000,000 per year;

               (b) a vote in favor of termination by the Certificate Holders present or represented at a meeting held in accordance with the requirements of Article VIII; or

               (c) the expiration of twenty-one years after the death of the last survivor of the Issue in being on May 17, 1982 of any member of the Board of Directors of Peter Kiewit Sons', Inc. on May 17, 1982, as those members are identified on Schedule 4 attached hereto.

        9.03. DISPOSITION AND DISTRIBUTION OF PROPERTIES. For the purpose of liquidating and winding up the affairs of the Trust at its termination, the Trustee shall continue to act as such and exercise each power until its duties have been fully performed and the Trust Estate finally distributed. Upon the termination of the Trust, if after June 23, 1982, the Trustee shall sell for cash in one or more sales all the properties other than cash then constituting the Trust Estate. The Trustee shall as promptly as possible distribute the proceeds of any such sales and any other cash in the Trust Estate according to the respective interests and rights of the Certificate Holders, after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as Trustee in its discretion deems appropriate for contingent liabilities. In the event that any property which the Trustee is required to sell is not sold by the Trustee within three years after the termination of the Trust, the Trustee shall cause such property to be sold at public auction to the highest cash bidder. Notice of such sale by auction shall be mailed at least thirty days prior to such sale to each Certificate Holder at his address as it appears upon the books of the Trustee. The Trustee shall not be required to obtain approval of the Certificate Holders prior to selling property pursuant to this Section. Upon making final distribution to the Certificate Holders, the Trustee shall be under no further liability except as provided in Sections 6.01(a) and (b). If the Trust is revoked prior to June 24, 1982, the Trustee shall promptly convey the Trust Estate to the Company.


                                  ARTICLE X.
                                  AMENDMENTS

        10.01. TEMPORARY RESERVED POWER. The Company reserves the power to alter, amend or modify the Trust in any manner, in its sole discretion, on or before June 23, 1982, by executing an amendment document and delivering it to the Trustee in the manner provided in Section 11.06. After June 23, 1982 the Company shall have no power to alter, amend or modify the Trust in any manner.

        10.02. PROHIBITED. After June 23, 1982, no amendment may be made to any provision of the Indenture which would

               (a) increase the power of the Trustee to engage in business or investment activities; or

               (b) alter the rights of the Certificate Holders vis-a-vis each other.



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

        10.03. PERMITTED. After June 23, 1982, except as provided in Section 10.02, the provisions of the Indenture may be amended by a vote of the Certificate Holders present or represented at a meeting held in accordance with the requirements of Article VIII. Any amendment which enlarges the responsibilities and/or liabilities of the Trustee shall only become effective upon the express written approval of the Trustee.


                                 ARTICLE XI.
                                MISCELLANEOUS

        11.01. DIVESTITURE OF UNITS. Notwithstanding anything to the contrary as set forth elsewhere in this Indenture, if at any time the Trust or the Trustee is named a party in any judicial or administrative proceeding which seeks the cancellation or forfeiture of any property in which the Trustee has an interest because of the nationality, or any other status, of any one or more of the Certificate Holders, the following procedures will be applicable:

               (a) The Trustee will promptly give written notice ("Notice") in the manner provided by Section 11.06 to each holder whose nationality or other status is an issue in the proceeding ("Ineligible Holder"). The Notice will contain a reasonable summary of such controversy and will constitute a demand to each Ineligible Holder that he dispose of his Units, to a party who would not be an Ineligible Holder, within 30 days after the date of the Notice.

               (b) If any Ineligible Holder fails to dispose of his Units as required by the Notice, the Trustee shall have the preemptive right to sell, in behalf of the Ineligible Holder the Units of such Ineligible Holder on such terms and conditions as the Trustee deems fair and reasonable under the circumstances, and the Trustee shall deliver the proceeds of the sale, less any expenses of the sale, to the Ineligible Holder who, following such sale, shall have no further interest in the Trust or the Trust Estate.

        11.02. INSPECTION OF TRUSTEE'S BOOKS. Each Certificate Holder and his duly authorized agents, attorneys and auditors shall have the right during reasonable business hours to examine, inspect and make audits of the Trust and records of the Trustee in reference thereto.

        11.03. TRUSTEE'S EMPLOYMENT OF EXPERTS. The Trustee may, but shall not be required to, consult with counsel, who may be its own counsel, accountants, geologists, engineers and other parties deemed by the Trustee to be qualified as experts on the matters submitted to them, and the opinion of any such parties on any matter submitted to them by the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance with the opinion of any such party.

        11.04. FILING OF THIS INDENTURE. Neither this Indenture nor any executed copy hereof need be filed in any county in which any of the Trust Estate is located, but the same may be filed for record in any county by the Trustee. In order to avoid the necessity of filing this Indenture for record, the Trustee agrees that for the purpose of vesting the record title in any successor to the Trustee, the retiring Trustee will, upon appointment of any successor Trustee, execute and deliver to such successor Trustee appropriate assignments or conveyances.

        11.05. SEPARABILITY. If any provision of this Indenture or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Indenture or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby, and every provision of this Indenture shall be valid and enforced to the fullest extent permitted by law.

        11.06. NOTICES. Any notice or demand which by any provision of this Indenture is required or permitted to be given or served upon the Trustee by any Certificate Holder may be given or served by being deposited, postage prepaid and by registered or certified mail, in a post office or letter box addressed (until another address is designated by notice to the Certificate Holders) to the Bank at 17th and Farnam Streets, Omaha, Nebraska 68102. Any notice or other communication by the Trustee to any Certificate Holder shall be deemed to have been sufficiently given, for all purposes, when deposited, postage prepaid, in a post office or letter box addressed to said holder at his address as shown on the records of the Trustee.

        11.07. COUNTERPARTS. This Indenture may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

       IN WITNESS WHEREOF, the Company has caused this Indenture to be executed by its duly authorized Vice President and its seal to be hereto affixed and attested by its duly authorized Secretary or Assistant Secretary and the Trustee has caused this Indenture to be executed by its duly authorized Vice President and its seal to be hereto affixed and attested by its duly authorized Secretary or Assistant Secretary, this 23rd day of June, 1982, this instrument being executed in a number of copies, each of which shall be an original, but all of which shall constitute only one Indenture, at Omaha, Douglas County, Nebraska.


ATTEST:                             PETER KIEWIT SONS', INC.


/s/ R.C. Kolasinsky                 By /s/ R.E. Julian
----------------------------           --------------------------
        Secretary                                 Vice President

                                                       TRUSTOR


ATTEST:                             OMAHA NATIONAL BANK


/s/ D.W. Engdahl                    By /s/ Thomas N. Moore
----------------------------           --------------------------
                                                  Vice President

                                                        TRUSTEE

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